EXHIBIT (a)(1)(v)

NOTICE OF ELECTION TO WITHDRAW OPTIONS FROM OFFER TO PURCHASE

If you previously elected to accept SCPIE’s Offer to Purchase Certain Outstanding Options, and you would like to change your election and reject the offer, you must sign this Notice (or otherwise provide written notice containing the required information) and return it to Edward G. Marley at SCPIE before 9:01 P.M., Pacific Time, on Tuesday, December 16, 2003, unless the offer is extended.

To SCPIE:

I previously received a copy of the Offer to Purchase Certain Outstanding Options and the Election to Tender Form. I signed and returned the Election to Tender Form, in which I elected to accept SCPIE’s Offer to Purchase. I now wish to change that election and reject SCPIE’s Offer to Purchase with respect to the options identified below. I understand that I must withdraw all or none of the options granted to me on a single grant date and at the same exercise price (defined as a single option grant). I further understand, that by signing this Notice and delivering it to Edward G. Marley at SCPIE, I will be able to withdraw my acceptance of the offer with respect to the options identified below and reject the Offer to Purchase instead. I have read and understand all of the terms and conditions of the Offer to Purchase.

By rejecting the Offer to Purchase, I understand that I will not receive any cash for such options and I will retain my eligible options previously elected for exchange with their existing exercise price and vesting schedule. These options will continue to be governed by the stock option plan under which they were granted and the existing option agreements between SCPIE and myself.

I hereby elect to withdraw the following options from the offer:

	Option Grant Date	Number of Option Shares Outstanding	Option Exercise Price
Option granted on
Option granted on
Option granted on
Option granted on

I have completed and signed the following exactly as my name appears on the option agreement governing the grant of the foregoing options.

Optionee’s Signature	Date

Optionee’s Name